Exhibit 10.12

Plan Amendment

AMENDMENT TO THE

GINKGO BIOWORKS, INC.

2014 STOCK INCENTIVE PLAN

Effective November 14, 2019

This Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, as amended (the “Plan”) is effective as of the date first set forth above, such amendment having been approved by the Board of Directors of Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), on November 14, 2019 in accordance with Section 11(d) of the Plan. Capitalized but undefined terms shall have the meanings provided in the Plan.

As of result of the foregoing approvals, the Plan is hereby amended as follows:

1.	Section 10(e) of the Plan is hereby amended and restated in its entirety to read as follows:

(e)    Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s maximum statutory withholding obligations for the applicable jurisdiction (or such other rate as may be determined by the Company after considering any accounting consequences or costs). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

The undersigned, being the duly elected and acting Secretary of the Company, hereby certifies that the foregoing amendment was duly approved and adopted by the Board of Directors of the Company effective as of the date first referenced above.

By:	/s/ Bartholomew Canton
Bartholomew Canton, Secretary